EXHIBIT 23-B

The following consent is a copy of a previously issued consent of Arthur Andersen LLP (“Arthur Andersen”) that has not been updated. The absence of an updated consent may limit recovery by investors from Arthur Andersen, particularly under Section 11(a) of the Securities Act of 1933.

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation of our report, dated February 4, 2002, included in this Form 10-K, into the Company’s previously filed Registration Statement File Nos. 2-76922, 2-96982, 33-17136, 33-27227, 33-34952, 33-15515, 33-48832, 33-48840, 33-58746, 33-61038, 33-78424, 33-58887, 33-58231, 33-64753, 333-38251, 333-45679, 333-79411, 333-33644, 333-72340 and 333-72342.

/s/    ARTHUR ANDERSEN LLP

New York, New York

March 19, 2002